Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Aviat Networks, Inc.:
•	Registration Statement on Form S-8 (No. 333-140442) pertaining to the Aviat Networks, Inc. 2007 Stock Equity Plan;

•	Registration Statement on Form S-8 (No. 333-163542) pertaining to the Aviat Networks, Inc. 2007 Stock Equity Plan and Aviat Networks, Inc. 2010 Employee Stock Purchase Plan;

•	Registration Statement (Form S-3 No. 333-140193) pertaining to the registration of 520,445 shares of Class A Common Stock issued or issuable by Aviat Networks, Inc.
of our reports dated September 9, 2010, with respect to the consolidated financial statements and schedule of Aviat Networks, Inc. and the effectiveness of internal control over financial reporting of Aviat Networks, Inc. included in this Annual Report (Form 10-K) for the year ended July 2, 2010.
          /s/ Ernst & Young LLP
Raleigh, North Carolina
September 9, 2010